Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

BCP Investment Corporation Announces Final Results of Its Modified “Dutch Auction” Tender Offer

Shares Tendered at $13.63 Per Share, Generating NAV Accretion of Approximately 1.0%1

NEW YORK, December 12, 2025 – BCP Investment Corporation (NASDAQ: BCIC) (“BCIC” or the “Company”) today announced the final results of its modified “Dutch Auction” tender offer (the “Offer”) to purchase for cash up to an aggregate of $9.0 million in value of shares of its common stock, par value $0.01 per share , which expired at 11:59 P.M. ET on December 10, 2025.

Based on the final count by Broadridge Corporate Issuer Solutions LLC, the depositary and paying agent for the Offer (the “Depositary”), a total of 4.4 million shares of BCIC’s common stock were validly tendered and not properly withdrawn at or below the purchase price of $14.93 per share, including shares that were tendered through notice of guaranteed delivery.

The Offer was made by a group consisting of (i) BCP Investment Corporation, (ii) Edward Goldthorpe, President and Chief Executive Officer of the Company, (iii) Patrick Schafer, Chief Investment Officer of the Company, (iv) Brandon Satoren, Chief Financial Officer of the Company, (v) Joseph Morea, a member of the Company’s Board of Directors, (vi) George Grunebaum, a member of the Company’s Board of Directors, (vii) Sam Reinhart, an officer at an entity affiliated with the Company’s investment adviser, and (viii) Nikita Klassen, an officer at an entity affiliated with the Company’s investment adviser (collectively, with the Company, the “Offeror Group”). Each member of the Offeror Group purchased shares, severally and not jointly.

In accordance with the terms and conditions of the Offer, the Offeror Group has accepted for purchase a total of 0.7 million shares of its common stock at a purchase price of $13.63 per share, for an aggregate cost of approximately $9.0 million excluding fees and expenses relating to the Offer. The 0.7 million shares accepted for purchase in the Offer represent approximately 5% of BCIC’s outstanding shares as of December 12, 2025.

The Company purchased approximately the first $7.6 million of tendered shares, and the other members of the Offeror Group purchased, severally, and not jointly, approximately the remaining $1.4 million of tendered shares.

The Depositary will promptly pay for the shares accepted for purchase in accordance with the terms and conditions of the Offer.

[1]	Based on the September 30, 2025 Net Asset Value

Questions regarding the tender offer may be directed to Broadridge Corporate Issuer Solutions, LLC at (855) 793-5068.

About BCP Investment Corporation

BCP Investment Corporation (Nasdaq: BCIC) is a publicly traded, externally managed closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. BCIC’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. BCIC’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors L.P.

BCIC’s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on BCIC’s website at www.bcpinvestmentcorporation.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of BCP Investment Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Contacts:

BCP Investment Corporation

650 Madison Avenue, 3rd floor

New York, NY 10022

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@theequitygroup.com

(212) 836-9611

Val Ferraro

vferraro@theequitygroup.com

(212) 836-9633